Exhibit 10.7D

SECOND AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT

This SECOND AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT (this “Second Amendment”) is made effective as of the 25th day of November, 2003 by and between Tercica, Inc., a Delaware corporation having an office located at 651 Gateway Boulevard, Suite 950, South San Francisco, California 94080 (formerly, Tercica Medica, Inc., “TM”) and Genentech, Inc., a Delaware corporation having an office at 1 DNA Way, South San Francisco, California 94080 (“GNE”). TM and GNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GNE and TM have entered into that certain License and Collaboration Agreement, dated April 15, 2002, as amended (the “Agreement”), whereby GNE transferred certain materials and information to TM relating to IGF-I and granted to TM certain rights to develop and commercialize IGF-I in the United States; and

WHEREAS, the Parties wish to enter into an amendment to the Agreement in order to amend certain terms set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	All capitalized terms not defined in this Second Amendment shall have the meanings given to them in the Agreement.

2.	The second sentence of Section 8.1(a) shall be amended to read as follows (addition in italics:) “TM agrees that such supply shall not be used for human use, unless it agrees to the terms of section 8.1 (c) below.

3.	A new section shall be added as Section 8.1 (c) as follows:

(c) Use of Supply in Humans. In the event TM decides to use any IGF-I received from GNE pursuant to this Section 8.1 in humans as part of a human clinical trial or otherwise, TM agrees that TM is fully responsible for complying with any and all applicable laws, regulations and requirements regarding such use, including without limitation, any FDA regulations relating to the QA/QC testing, safety, expiration extension, labeling and distribution of such product. TM further agrees that it will not include GNE’s name or other GNE information on any label (including any underlabel) on any such product distributed to clinical sites for human use. It is agreed that any failure to comply with the terms of this subsection (c) shall constitute a “negligent act, omission or willful misconduct” under Section 14.3. For clarity and without limiting the foregoing, TM shall have the right to use the IGF-I receieved from GNE pursuant to this Section 8.1 in connection with its exercise of its rights under the Agreement and that certain International License and Collaboration Agreement by and between TM and GNE dated July 25, 2003.

4.	Section 8.2 (a) shall be deleted and replaced with the following (for ease of reference, the second, third and fourth sentences have been changed):

(a) Responsibility. TM shall be responsible, at its own cost, for the Manufacture of any and all Licensed Product needed for pre-clinical and clinical purposes other than quantities of Licensed Product supplied by GNE pursuant to Section 8.1 above. Effective January 1, 2004, TM agrees to supply any needed IGF-I to the clinical investigators listed in Exhibit E, each of whom had with GNE, a contract in existence prior to the Effective Date for the supply of IGF-I in order to conduct investigator sponsored trials relating to IGF-I (it is anticipated that the amount of IGF-I needed would remain approximately consistant with previous levels). GNE shall supply the needed IGF-I described in the preceding sentence to such investigators until December 31, 2003. TM agrees that it will use its best efforts to be able to produce IGF-I suitable for clinical use in humans by June 30, 2004. TM may only hire or otherwise contract with one or more Third Party(ies) to Manufacture any or all of the Licensed Product needed hereunder with the prior written consent of GNE and GNE consents to TM’s sublicense of its right to Manufacture IGF-I or Licensed Product to Cambrex Corporation (including subsidiaries thereof). GNE further agrees that TM may hire or contract with such other contract manufacturers as TM may seek to use, provided that GNE has consented to the use of such contract manufacturer, and that GNE will not unreasonably block TM’s ability to find a suitable contract Manufacturer.

5.

Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Second Amendment may be modified or amended except expressly in a writing signed by both Parties nor shall any terms be waived except expressly in a writing signed by the Party charged therewith. This Second Amendment shall be governed in accordance with Section 16.11 of the Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Second Amendment in duplicate originals by their proper officers as of the date and year first above written.

TERCICA, INC.		GENENTECH, INC.

By:	/S/ TIMOTHY P. LYNCH	By:	/S/ JOSEPH MCCRACKEN
	Name: Tim Lynch		Name: Joseph McCracken
	Title: Chief Financial Officer		Title: V.P., Business Development

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